Exhibit 3.1 – Certificate of Incorporation

CERTIFICATE OF INCORPORATION OF
Compliance & Risk Management Solutions Inc.

FIRST: The name of the corporation is:
Compliance & Risk Management Solutions Inc.
                    SECOND: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware  19958-9776, County of Sussex.  The registered agent in charge thereof is Harvard Business Services, Inc.
THIRD:   The  purpose  of  the  corporation  is to  engage  in  any  lawful  activity  for  which corporations may be organized under the General Corporation Law of Delaware.
FOURTH: The total number of authorized shares which the corporation is authorized to issue is 75,000,000 shares of common  stock having a par value of $0.0001 00 per share and 15,000,000 shares of preferred  stock having a par value of $0.0001 00 per share.
The number of authorized shares of preferred  stock or of common stock may be raised by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon.
All shares of common stock shall be identical and each share of common stock shall be entitled to one vote on all matters.
The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof.
FIFTH:   The  business  and  affairs  of  the  corporation  shall  be  managed  by  or  under  the direction of the board of directors, and the directors need not be elected by ballot un less required by the bylaws of the corporation.
SIXTH: This corporation shall be perpetual un less otherwise decided by a majority of the Board of Directors.
SEVENTH: ln furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of  directors is authorized to amend or repeal the bylaws.
EIGHTH: The corporation reserves the right to amend or repeal any provision in this Certificate of Incorporation in the manner prescribed by the laws of Delaware.
NINTH: The incorporator is Richard H. Bell in  are  of Harvard  Business  Services,  Inc., whose mailing address is 16192 Coastal Highway, Lewes, DE  19958-9766.
TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

l, Richard H. Bell, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate, and do certify that the facts here i n stated are true; and have accordingly  signed  below,  this  July  29, 201 3.

Signed and Attested to by:  //Richard H. Bell/
                                                  Harvard Business Services, Inc.
                                                 Richard H. Bell, lncorporator